Exhibit 10.26

April 25, 2001

Hal Covert
c/o SGI
1600 Amphitheatre Parkway
Mountain View, CA 94043

[LETTERHEAD]

Dear Hal:

    This letter agreement amends and restates the provisions of our agreement dated July 20, 2000 regarding your employment.

    1.  The eighth paragraph of that agreement providing for a forgivable loan is restated in its entirety as follows:

    "SGI will provide you with a $2,000,000 forgivable loan, of which $1,000,000 will be forgiven as of April 25, 2001. The remaining balance of the loan will be forgiven in equal monthly installments beginning with May 2001 and ending with December 2001 provided you remain an active employee in good standing. This loan will be forgiven in full, if (1) you are terminated by SGI for any reason other than Cause, (2) in the event of a Change in Control as defined in the Employment Continuation Agreement dated July 20, 2000, or (3) you resign within 30 days of and as the result of a fundamental disagreement with the Board of Directors or the CEO regarding corporate strategy.

    For these purposes, "Cause" shall mean that you are terminated for one of the following reasons: (1) willfully refusing or failing to carry out specific directions of the Board of Directors or the Chief Executive Officer of the Company; (2) for acting fraudulently or dishonestly in your relations with SGI; (3) for committing larceny, embezzlement, conversion or any act involving the misappropriation of funds from the Company in the course of your employment; (4) for having been convicted of a crime involving an act of moral turpitude, fraud or misrepresentation; or (5) for willfully engaging in misconduct which materially injured the reputation, business or business relationship of the Company. In addition, this loan shall be forgiven in full if you die or your employment with the company is terminated due to your becoming physically or mentally disabled.

    Unless you provide written notification of your intention to resign as the result of a fundamental disagreement within 30 days after you know or have reason to know of the occurrence of any such event, you will be deemed to have consented thereto and the event will no longer constitute a basis for forgiveness of the loan for purposes of this agreement. If you provide such written notice, SGI will have 20 business days from the date of receipt of such notice to effect a cure of the event described therein (which cure will be retroactive with respect to any monetary matter) and, upon cure thereof by SGI to your reasonable satisfaction, such event will no longer constitute a basis for forgiveness of the loan for purposes of this agreement.

    2.  SGI shall require any successor or assignee, in connection with any sale, transfer or other disposition of all or substantially all of SGI's assets or business, whether by purchase, merger, consolidation or otherwise, expressly to assume and agree to perform the Company's obligation under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company" or

"SGI", as used in the Agreement, shall mean the Company and SGI as defined above and any successor or assignee to the business and assets which by reason hereof becomes bound by the terms and provisions of this Agreement.

    3.  In the event of any dispute, claim, question, or disagreement arising out of or relating to this agreement or the breach thereof, the parties hereto agree to first use their best efforts to settle such matters in an amicable manner. Initially, they shall consult and negotiate with each other, in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such resolution within a period of sixty (60) days, then upon written notice by either party to the other, any unresolved dispute, claim or differences shall be submitted to confidential mediation by a mutually agreed upon mediator. Either party may, without inconsistency with this agreement, apply to any court having jurisdiction hereof and seek injunctive relief so as to maintain the status quo until such time as the mediation is concluded or the controversy is otherwise resolved. The site of the mediation shall be in the County of Santa Clara, California. Each party shall each bear its own costs and expenses and an equal share of the mediators' and any similar administrative fees.

    If any such dispute is finally determined in your favor through a judicial proceeding, the Company shall reimburse all reasonable fees and expenses, including attorneys' and consultants' fees, that you incur in good faith in connection therewith. If the dispute involves an amount to be paid, the Company shall reimburse such fees to the extent you received half or more of the amount in dispute.

    4.  This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state.

    5.  This Agreement, our offer letter dated July 20, 2000 and any written agreements or Company plans that are referenced herein represent the entire agreement and understanding between you and SGI as to the subject matter hereof and supersede all prior or contemporaneous agreements, whether written or oral. No waiver, alteration or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by you and a duly authorized representative of SGI.

Sincerely,
Sandra M. Escher Vice President, General Counsel and Corporate Secretary
ACCEPTED AND AGREED TO AS OF THE DATE FIRST SET FORTH ABOVE:
Harold L. Covert